Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT, together with all exhibits (“Agreement”) is entered into by and between HomeStreet, Inc. and HomeStreet Bank and any of their affiliates or subsidiary organizations and their respective successors and assigns (collectively, the “Employer” or the “company”) and David Hooston (“Employee”) (collectively, the “Parties”) effective as of March 8, 2012 (the “effective date”) in consideration of the mutual undertakings set forth herein.

WHEREAS, Employer and Employee desire to terminate the employment relationship on amicable grounds and Employee desires to obtain the separation benefits provided herein.

NOW, THEREFORE, Employer and Employee do hereby agree as follows:

1. Termination of Employment. Employee’s employment with Employer will terminate effective March 31, 2012 (the “separation date”) and, except as expressly provided for herein, all employment agreements will as of the effective date, cease to exist, be null and void and of no further force or effect. All entitlement to further salary and benefits will cease as of the separation date except as expressly provided herein; provided that Employee will be entitled to payment of all compensation earned through the separation date, with such compensation to consist solely of accrued salary at Employee’s base rate of pay during the current pay period, together with payment for accrued unused vacation computed at Employee’s base rate of pay. Employee acknowledges that he has been informed of all rights and options pertaining to the continuation of other benefits. From the effective date to the separation date, Employee will faithfully and diligently perform his functions as the Chief Financial Officer of the Employer, including but not limited to the monthly closing of the Employer’s books, preparing, certifying and filing the Employer’s annual report on Form 10-K with the Securities and Exchange Commission (the “SEC”), or such other periodic or unstructured reports that may become necessary or are required for filing with the SEC, Federal Deposit Insurance Corporation (the “FDIC”), the Federal Reserve Board (the “FRB”), or any other governmental or quasi-governmental agency, up to and including the separation date.

2. Severance Payment. Employer shall pay Employee $300,000, less lawful withholdings, as severance payment payable in a lump sum on the later of March 31, 2012 or the date upon which such payment receives the last required regulatory approval or non-objection. Employee's right to the severance payments shall not be affected in the event that Employee obtains other employment or compensation.

3. 2011 Management /Support Performance-Based Annual Incentive Plan (“2011 Bonus Plan”). On the date that eligible employees are paid incentive bonuses under the Bonus Plan (which is a date after the Employer’s outside auditors have delivered their annual audit opinion for the 2011 fiscal year), Employer shall pay employee $89,014, less lawful withholdings, representing the agreed upon bonus for Employee under the 2011 Bonus Plan.

4. Stock. Employee is currently vested in 50% of the non-qualified stock option award grants (the “2010 retention grants”) that were made outside the 2010 Equity Incentive Plan approved by the HomeStreet Inc. shareholders in 2010. Employer agrees that an additional 25% of the 2010 retention grants previously awarded to Employee will accelerate and vest upon the separation date which Employee acknowledges to be a material inducement to Employer to enter into this Agreement. Notwithstanding any provision to the contrary in any applicable agreement, the options vested hereunder shall remain exercisable until October 22, 2020.

5. Release. Employee understands that by agreeing to the release provided by this Paragraph 5 Employee is agreeing not to sue, or otherwise file any claim against, Employer or any of its directors, employees or other agents for any reason whatsoever based on anything that has occurred prior to and on the date Employee signs this Agreement. In consideration of the benefits described in Paragraphs 1, 2, 3, 4, 7, 8, 9, 10 and 11, the sufficiency of which is acknowledged, and except as otherwise expressly excluded from this release, Employee and his successors and assigns release and discharge Employer and all of its related or affiliated organizations, and each of their respective directors, officers, agents, representatives, and employees, past and present, and each of their successors and assigns from all claims, causes of action, and damages (including attorneys’ fees and costs actually incurred), known or unknown, based upon acts or omissions occurring at any time up to and including the date Employee executes this Agreement. Except as provided herein (e.g., Paragraph 20 below), this release includes all claims, causes of action, or damages related in any way to Employee’s employment by Employer whether based on tort, contract, or any federal, state, or local law, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Employee Retirement Income Security Act; the Federal Fair Labor Standards Act; the Equal Pay Act; the Family Medical Leave Act; the Washington Minimum Wage Act; the National Labor Relations Act; the Uniformed Services Employment and Reemployment Rights Act; the Occupational Safety and Health Act; the Washington Industrial Safety and Health Act; and any other statute, regulation, or common law. Employee agrees that he will execute the General Release of Claims, attached as Exhibit A, on March 31, 2012. Employee’s failure to execute the General Release of Claims will constitute a material breach of this Agreement and will result in a forfeiture of any and all benefits provided herein.

Except as provided herein, the company and all of its related or affiliated organizations, and each of their respective directors, officers, agents, representatives, and employees, past and present, and each of their successors and assigns release and discharge Employee and his successors and assigns from all claims, causes of action, and damages (including attorneys’ fees and costs actually incurred), known or unknown, based upon acts or omissions occurring at any time up to and including the date company executes this Agreement. company represents that it has not filed any claims, complaints, charges, or lawsuits (“charge”) against Employer with any court or governmental agency, and agrees not to do so in the future with respect to any charge released by this Agreement.

Employee represents that he has not filed any claims, complaints, charges, or lawsuits (“charge”) against Employer with any court or governmental agency, and agrees not to do so in the future with respect to any charge released by this Agreement. If Employee does file a charge, or if a governmental agency prosecutes a charge on behalf of Employee, Employee specifically agrees that he will not be entitled to monetary or other relief or benefits of any kind in connection with resolution of the charge, whether by means of settlement or otherwise, including without limitation back pay, front pay, other damages, fees, or costs.

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6. Knowing and Voluntary Release. Employee acknowledges that he has been given full opportunity and has been encouraged to consult and has consulted an attorney of his choice regarding this Agreement. Employee acknowledges that he understands the significance and consequences of this Agreement and that he has signed the Agreement knowingly and voluntarily, without coercion or undue pressure of any kind. Employee expressly confirms that this Agreement is to be given full force and effect according to each and all of its expressed terms and provisions, including those relating to unknown claims, damages, and charges. Nothing contained in this Agreement is intended to constitute an admission of any liability by Employer to Employee, and Employer expressly denies any such liability.

7. [INTENTIONALLY OMITTED]

8. Communication. In connection with the separation, on March 14, 2012, Employer and Employee will issue a joint press release substantially in the form attached hereto as Exhibit B.

9. References. On or before the separation date, Employer agrees to provide Employee with 3 letters of recommendation for his use in seeking alternate employment from the Chief Executive Officer, the Chairman of the HomeStreet, Inc. Board and the Chairman of the HomeStreet, Inc. Audit Committee. The forms of such letters have been provided by Employer to Employee and Employee acknowledges approval of such forms. Employee will direct all requests for references to Mark Mason, Chief Executive Officer, who will be solely responsible for responding to such inquiries. Mr. Mason shall respond in a manner that confirms (and does not conflict with) the representations made in the approved letters of recommendation. If Mr. Mason is no longer employed by the company, the company shall delegate his responsibilities to the CEO or some other senior officer.

10. Attorneys’ Fees. Employer agrees to reimburse Employee’s actual attorneys’ fees up to a maximum of $5,000.

11. COBRA Payments. If Employee applies for and secures COBRA medical continuation benefits, Employer agrees to reimburse Employee for the cost of coverage for a period of twelve (12) months, or until such time Employee secures alternative medical coverage for himself from a future employer.

12. Return of Property. No later than the separation date, Employee agrees to return to Employer all company-owned property in his possession, specifically including all keys and card keys to company buildings or property; all company-owned equipment; and all company documents and papers, including all trade secrets and confidential company information. Employee is entitled to retain and Employer agrees to transfer to Employee ownership of certain Employer installed computer, printer and other hardware placed at his residence by Employer. The list of such equipment is set forth on Exhibit C attached hereto. Employee agrees to cooperate with and to give access to Employer staff, at such times as Employer may reasonably request, to such equipment to purge company software and access to company materials and network from and after the separation date.

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13. [INTENTIONALLY OMITTED]

14. Non-Solicitation Agreement.

(1) For a period of six (6) months after the separation date, Employee will not induce, or attempt to induce, any employee, executive, Board member or independent contractor of the Employer and/or a Successor Employer to cease such employment or relationship to engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any Competing Business.

(2) For a period of six (6) months after the separation date, Employee will not, directly or indirectly solicit, divert, appropriate to or accept on behalf of any Competing Business, any business or account from any customer of the Employer or entity about whom Employee has acquired confidential information in the course of his employment.

“Competing Business” means any bank or thrift with an office or branch in Washington, Oregon, Idaho or Hawaii.

15. Non Disparagement. Employee agrees that he will not make any disparaging or derogatory remarks that cast the business operations or conduct of Employer and its past or present directors, officers, employees, representatives, or agents in an unfavorable light. Employer agrees that it will not authorize any disparaging or derogatory remarks that cast Employee in an unfavorable light. Employer further agrees that it will make reasonable efforts to cease any disparaging or derogatory remarks made by Employer if Employee brings those remarks to the Employer’s attention. This provision does not prohibit truthful communications with the Company’s boards of directors, any governmental regulatory agency or any other protected communication by and among counsel. Nothing in this Paragraph 15 shall prevent or apply to any evidence or testimony presented to any court, arbitration panel or tribunal or governmental agency.

16. Trade Secrets and Confidential Information.

a. Employee acknowledges that Employer’s business and future success depends on the preservation of the trade secrets and other confidential information of Employer and its suppliers and customers. Such trade secrets and other confidential information includes, without limitation, existing and to-be-developed or acquired products, plans, or ideas; market surveys; the identities of past, present, or potential customers; business and financial information; pricing methods or data; terms of contracts with present or past customers; proposals or bids; marketing plans; personnel information; procedural and technical manuals; formulas, processes, methodologies, and practices proprietary to Employer or its customers; and any other categories of items or information of Employer or its customers which are not generally known to the public at large (the “Secrets”). Employee agrees to protect and to preserve as confidential all of the Secrets at any time known to Employee or in Employee’s possession or control (whether wholly or partially developed by Employee or provided to Employee, and whether embodied in a tangible medium or merely remembered). However and in any case, Secrets exclude any information that: a) was in the public domain at the time of disclosure hereunder; b) entered the public domain,

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through no fault of the Employee, after disclosure hereunder; c) was disclosed to the Employee without any confidentiality restriction by a third party having the bona fide right to make such disclosure; or d) constitutes Employee's general expertise or know-how.

b. Employee will neither use nor allow any other person to use any of the Secrets in any way, except for the benefit of Employer and as directed by Employer’s Board of Directors. All material containing or disclosing any portion of the Secrets will be and remain the property of Employer.

17. Governing Law. This Agreement will be interpreted in accordance with the laws of the State of Washington, without reference to its choice of law rules.

18. Breach and Enforcement. Any claim arising out of or in connection with this Agreement will be subject to binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The parties will select an arbitrator from the panel of arbitrators then working for Judicial Dispute Resolution, or any other mutually acceptable arbitrator. If the parties are unable to agree on an arbitrator, then Judicial Dispute Resolution will appoint one of their panel members to adjudicate the matter. The substantially prevailing party will be entitled to reasonable attorneys’ fees and costs incurred; provided, however, that in the event of a proceeding challenging the validity of this Agreement under the Age Discrimination in Employment Act, the parties’ entitlement to attorneys’ fees and costs with respect to such challenge shall be determined in accordance with applicable federal law.

19. Severability. It is understood and agreed that if any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable.

20. Complete Agreement. This Agreement represents and contains the entire understanding between the parties in connection with the subject matter of this Agreement. It is expressly acknowledged and recognized by the parties that there are no oral or written collateral agreements, understandings, or representations between the parties other than as contained in this Agreement, and any such prior agreements are specifically terminated, provided, however, the following agreements shall remain in full force and effect:

•	HOMESTREET, INC. DIRECTOR AND OFFICER INDEMNIFICATION AGREEMENT WITH DAVID HOOSTON, DATED APRIL 26, 2011

•	HOMESTREET, INC. AWARD AGREEMENT FOR NONQUALIFIED STOCK OPTIONS, WITH A GRANT DATE OF OCTOBER 22, 2010

•	CONFIDENTIALITY AGREEMENT SHOWN AS EXHIBIT B TO THE EXECUTIVE EMPLOYMENT AGREEMENT DATED MAY 3, 2011

•

THE PROVISIONS OF HOMESTREET, INC.'s ARTICLES OF INCORPORATION AND BYLAWS THAT CREATE INDEMNIFICATION RIGHTS IN FAVOR OF EMPLOYEE (nothing herein shall prevent or limit the Company, its boards of directors and or the shareholders from amending or modifying the respective Articles of Incorporation or the respective Bylaws)

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21. Legal Limitations. Notwithstanding any provision to the contrary in this Agreement, no payment of any type or amount of compensation or benefits shall be made or owed by Employer to Employee pursuant to this Agreement or otherwise if payment of such type or amount is prohibited by, is not permitted under, or has not received any required approval under any applicable governmental statute, regulation, rule, order (including any cease and desist order), determination, opinion, or similar provision whether now in existence or hereafter adopted or imposed. The Employer will use all reasonable efforts to secure the consent, if any shall be required, of the FDIC, the FRB, and the WDFI or other applicable banking or other regulatory agencies to make such payments in the highest amount permissible, up to the amount provided for in this Agreement. If any payment made to Employee hereunder or under any prior employment agreement or arrangement is required under any applicable governmental provision to be paid back to Employer, the Employee shall upon written demand from Employer promptly pay such amount back to Employer. Employee expressly acknowledges that the timing and amount of any payment may be affected or prohibited by the regulatory action referred to in this Paragraph.

22. Reliance. Employee represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement, not set forth herein, made by Employer or by any of Employer’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise.

23. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

PLEASE READ CAREFULLY. YOU WERE ADVISED TO CONSULT WITH AN ATTORNEY HAVE CONSULTED WITH AN ATTORNEY BEFORE SIGNING. THIS IS A VOLUNTARY SEVERANCE AND RELEASE AGREEMENT THAT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EMPLOYEE

/s/ David Hooston	3/14/12
David Hooston	Date

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EMPLOYER

/s/ Godfrey B. Evans	3/14/12
By: Godfrey B. Evans	Date
Its: Executive Vice President

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EXHIBIT A

General Release of Claims

THIS GENERAL RELEASE OF CLAIMS (“Release”) is entered into by and between HomeStreet, Inc. and HomeStreet Bank and any of their affiliates or subsidiary organizations and their respective successors and assigns (collectively, the “Company”) and David Hooston (“Hooston”), effective as of March 31, 2012 with reference to that certain Separation and Release Agreement between the Company and Hooston dated March 14, 2012 and effective as of March 8, 2012 (the “Separation and Release Agreement”).

Hooston understands that by agreeing to this Release, Hooston is agreeing not to sue, or otherwise file any claim against, Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Hooston signs this Release.

In consideration of the benefits described in the Separation and Release Agreement, Hooston and his successors and assigns release and discharge Company and all of its related or affiliated organizations, and each of their respective directors, officers, agents, representatives, and employees, past and present, and each of their successors and assigns from all claims, causes of action, and damages (including attorneys’ fees and costs actually incurred), known or unknown, based upon acts or omissions occurring at any time up to the date Hooston executes this Release. Except as provided herein or in Paragraph 20 of the Separation and Release Agreement between the Company and Hooston, effective as of March 8, 2012, this release includes all claims, causes of action, or damages related in any way to Hooston’s employment by, the Company, whether based on tort, contract, or any federal, state, or local law, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Employee Retirement Income Security Act; the Federal Fair Labor Standards Act; the Equal Pay Act; the Family Medical Leave Act; the Washington Minimum Wage Act; the National Labor Relations Act; the Uniformed Services Employment and Reemployment Rights Act; the Occupational Safety and Health Act; the Washington Industrial Safety and Health Act; and any other statute, regulation, or common law.

If Hooston does file a charge, or if a governmental agency prosecutes a charge on his behalf, Hooston specifically agrees that he will not be entitled to monetary relief of any kind in connection with resolution of the charge, whether by means of settlement or otherwise, including without limitation back pay, front pay, other damages, fees, or costs.

General Release of Claims – 1

David Hooston	Date

COMPANY

By:	Date
Its:

General Release of Claims – 2

EXHIBIT B

HomeStreet Announces Departure of David Hooston

SEATTLE – March 14, 2012 – HomeStreet, Inc. (NASDAQ:HMST) today announced the departure of Executive Vice President and Chief Financial Officer David E. Hooston, effective March 31, 2012. Mr. Hooston joined HomeStreet in August 2009 to assist in turning around the company, which in February 2012 was recapitalized through an initial public offering.

“David has been an important part of HomeStreet’s turnaround team and capital raise,” said CEO and President Mark K. Mason. “He came to this company with the knowledge and prior experience necessary to turn around and grow an institution, having accomplished these things previously at ValiCorp Holdings and Placer Sierra Bancshares. With his help, the company experienced three consecutive quarters of profitability before completing our IPO in February 2012. We are grateful for his contributions and his dedication to the company’s success.”

We have begun the search process for a new Chief Financial Officer,” continued Mr. Mason. We are pleased that David will assist with the transition of the new CFO.”

“It has been a privilege to work with Mark and the rest of the executive team throughout the turnaround and recapitalization process,” said David Hooston. “I am confident that HomeStreet will continue its record of success under Mark’s leadership.”

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About HomeStreet, Inc.

HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington, and the bank holding company for HomeStreet Bank, a state-chartered, FDIC-insured savings bank. HomeStreet Bank offers consumer and business banking, investment and insurance products and services in Washington, Oregon, Idaho and Hawaii. http://ir.homestreet.com.

This press release includes forward-looking statements concerning HomeStreet, Inc. and the Bank and their likelihood of success. Such statements are based on beliefs, assumptions, estimates and expectations of our future performance and involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the company. A number of factors could cause actual results to materially differ from those expressed in or implied by such forward-looking statements, including fluctuations in revenue or costs, the extent of our success in resolution of troubled assets, changes in competition faced by the Bank, changes in the banking industry, regulatory changes, changes in the securities markets, general economic conditions and other maters that affect the Company’s results of operations.

Source: HomeStreet, Inc.

Contact:

HomeStreet, Inc.

Terri Silver, AVP, Investor Relations/Corporate Communications

206-389-6303

terri.silver@homestreet.com

EXHIBIT C

The list below describes the HomeStreet Bank Information Technology equipment installed in David Hooston’s residence.

•	Twenty Inch Computer Monitor: Quantity 2

•	Desktop Printer: Quantity 1

•	Laptop: Quantity 1

•	Docking Station: Quantity 1

•	Network Firewall: Quantity 1